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                                 EXHIBIT 10.1


                              FIRST AMENDMENT TO
                     THE AMERICAN BUSINESS PRODUCTS, INC.
                   DEFERRED COMPENSATION PLAN FOR DIRECTORS

     WHEREAS, American Business Products, Inc. (the "Company") previously has established and is currently maintaining the American Business Products, Inc. Deferred Compensation Plan for Directors (the "Plan"); and

     WHEREAS, paragraph 15 of the Plan grants to the Board of Directors of the Company (the "Board") the right to amend the Plan at any time so long as the amendment will not, without the consent of a Participant in the Plan, adversely affect the Participant's rights with respect to amounts accrued under the Plan to the date of the amendment; and

     WHEREAS, the Board now wishes to amend the Plan as set forth herein;

NOW, THEREFORE, the Board does hereby amend the Plan as follows, effective as of April 1, 1994:

                                       I.

Paragraph 6 of the Plan is amended to read as follows:

     6. Investment of Deferred Compensation. Director Fees deferred under the plan or under the Former Plan shall be deemed to accrue earnings during the period of deferral as set forth below:

     (a) Earnings Prior to April 1, 1994. Earnings for the period prior to April 1, 1994, on Director Fees deferred under the terms of the Plan shall be determined under either the Cash Deferral Program (described in paragraph 9 hereof) or the Phantom Stock Program (described in paragraph 8 hereof), as the Participant shall elect. All Director Fees deferred in a calendar quarter may not be invested partially in the Cash Deferral Program and partially in the Phantom Stock Program. A Participant who elects to invest deferred Director Fees under one Program may change his election to the other Program prior to the beginning of any subsequent calendar quarter; provided, the change in investment options shall apply only with respect to Director Fees payable for service on the board on and after the first day of the calendar quarter following the change in election.

     (b) Earnings On and After April 1, 1994. Earnings for the period on and after April 1, 1994, on Director Fees deferred under the terms of the Plan shall be determined under the Cash Deferral Program.


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     (c) Special Rule for Deferrals Under Former Plan.  Notwithstanding the
preceding provisions of this paragraph 6, earnings on all Director Fees which were deferred under the Former Plan (i.e., prior to July 26, 1989) shall be determined under the Cash Deferral Program.

                                      II.

     All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.

     IN WITNESS WHEREOF, the Company has executed this First Amendment, this 4th day of January, 1994.

                                                AMERICAN BUSINESS PRODUCTS, INC.

                                                BY: /s/ Thomas R. Carmody
                                                    ----------------------------
                                                        Thomas R. Carmody

                                                        Title: President
                                                               ---------


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